As filed with the Securities and Exchange Commission on June 7, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Curative Biosciences, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	33-0730042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 South Biscayne Boulevard
Miami, FL 33131

(Address of Principal Executive Offices)

2018 Equity Compensation Plan

(Full Title of the Plan)

Katherine T. West
Chief Operating Officer and Vice-President
Curative Biosciences, Inc.
52 South Biscayne Boulevard # 3760
Miami, FL 33131

(949) 287-3164

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO;

Iwona J. Alami, Esq.
Law Office of Iwona J. Alami
620 Newport Center Dr., Suite 1100
Newport Beach, CA 92660

(949) 760-6880

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share			Proposed Maximum Aggregate Offering Price Per Share		Amount of Registration Fee
Common Stock, $0.001 par value per share
2018 Equity Compensation Plan	5,000,000		$0.35	(2)	$1,750,000	(2)	$217.88	(2)
Total	5,000,000	$					$217.88	(2)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2018 Equity Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to this offering under Rules 457(c) and 457(h) of the Securities Act, based on the closing price per share of the Registrant’s common stock as reported on the OTC Markets Pink Sheets on June 6, 2018, which is equal to $0.35.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Items 1 and 2 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the eligible employees and consultants as specified by the Commission Rule 428(b)(1). Such documents need not be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Curative Biosciences, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	the Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2018, filed on May 15, 2018, the Registrant’s annual report on Form 10-K for the fiscal year ended June 30, 2017, filed on February 23, 2018 as amended on Form 10-K/A filed on April 5, 2018, which contains audited financial statements for the latest period for which such statements have been filed and the Registrant’s current report on Form 8-K filed on March 13, 2018 pursuant to Section 13(a) of the Exchange Act of 1934;

(b)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form SB-2, file number 333-59114, filed under the Securities Act of 1933, including any amendment or report subsequently filed by the Registrant for the purpose of updating that description.

All documents that the Registrant subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to specific sections of such documents as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of common stock to be registered in connection with this registration statement will be passed upon by Iwona J. Alami, Esq. Ms. Alami was not employed to render the legal opinion on a contingent basis, or at the time of such preparation of the opinion or any time thereafter, through the date of the effectiveness of the registration statement to which such opinion relates, had or is to receive in connection with the offering, a substantial interest in the registration statement. Ms. Alami is entitled to be compensated by the Registrant as an employee (as that term is defined in Section A.1(a)(1) of General Instructions to Form S-8) and hold awards to be granted under the Registrant’s 2018 Equity Compensation Plan. Ms. Alami is a beneficial owner of the Registrant’s common stock.

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Item 6. Indemnification of Directors and Officers.

The Nevada Revised Statutes permit indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations. The Nevada Revised Statutes empower a corporation to indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonable entitled to indemnity for such expenses that the court shall deem proper. The Nevada Revised Statutes further provide that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense or any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually or reasonably incurred by such person in connection therewith.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

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Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

*4.1	Specimen Common Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form SB-2).
5.1	Opinion of Counsel as to the legality of securities being registered.
23.1	Consent of Independent Public Accountants (Haynie & Company)
23.2	Consent of Independent Public Accountants (Pritchett, Siler & Hardy, P.C.)
23.3	Consent of Legal Counsel (included in Exhibit 5.1)
99.1	2018 Equity Compensation Plan

* Previously filed with the Securities Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, Florida, on June 7, 2018.

CURATIVE BIOSCIENCES, INC.

By:	/s/ Richard Damion
Richard Damion
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard Damion	Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2018
Richard Damion

/s/ William D. Lindberg	Chief Financial Officer (Principal Financial and Accounting Officer)	June 7, 2018
William D. Lindberg

/s/ Katherine West	Director	June 7, 2018
Katherine West

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